Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
January 29, 2026

Farmers and Merchants Bancshares, Inc.	Contact:	Mr. Gary A. Harris
4510 Lower Beckleysville Rd, Suite H		President and Chief Executive Officer
Hampstead, Maryland 21074		(410) 374-1510, ext. 1104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $5.8 MILLION OR $1.81 PER SHARE FOR THE YEAR ENDED

DECEMBER 31, 2025

HAMPSTEAD, MARYLAND (January 29, 2026) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent company of Farmers and Merchants Bank (the “Bank” and, together with the Company, “we”, “us” and “our”), announced that net income for the year ended December 31, 2025 was $5.8 million, or $1.81 per common share (basic and diluted) compared to $4.3 million, or $1.37 per common share (basic and diluted), for the same period in 2024. The Company’s return on average equity during the year ended December 31, 2025 was 9.57% compared to 7.83% for the same period in 2024. The Company’s return on average assets during the years ended December 31, 2025 and 2024 was 0.68% and 0.53%, respectively.

Net income for the three months ended December 31, 2025 was $1.7 million, or $0.53 per common share (basic and diluted), compared to $0.9 million, or $0.27 per common share (basic and diluted), for the fourth quarter of 2024. The Company’s return on average equity during the three months ended December 31, 2025 was 10.48% compared to 5.96% for the same period in 2024. The Company’s return on average assets during the three months ended December 31, 2025 was 0.77% compared to 0.41% for the same period in 2024.

Net interest income for the year ended December 31, 2025 was $3.6 million higher when compared to the same period in 2024 due to a widening net yield on interest-earning assets of 3.01% for the year ended December 31, 2025 compared to 2.68% for the same period in 2024. The yield on earning assets increased to 5.22% for the year ended December 31, 2025, compared to 4.92% for the same period in 2024. The cost of interest bearing liabilities decreased to 2.70% for the year ended December 31, 2025, down from 2.76% for the same period in 2024. Average interest earning assets were $815.7 million for the year ended December 31, 2025 compared to $784.6 million for the same period in 2024. Gross interest income increased by $4.0 million to $42.4 million for the year ended December 31, 2025, up from $38.4 million for the same period in 2024. Average interest bearing liabilities increased by $31.6 million to $666.2 million for the year ended December 31, 2025 from $634.7 million for the same period in 2024. Total interest expense increased $438 thousand to $18.0 million for the year ended December 31, 2025 compared to $17.5 million for the same period in 2024.

The Company recorded a $698 thousand provision for credit losses for the year ended December 31, 2025 compared to $150 thousand for the same period in 2024. The increase in the provision was related to the write down of two loans, both of which were foreclosed upon, as well as growth in the loan portfolio.

Noninterest income increased by $224 thousand for the year ended December 31, 2025 when compared to the same period in 2024. The increase was due to several factors, including a $49 thousand increase in mortgage banking revenue, a $30 thousand increase in bank owned life insurance income, a $94 thousand increase in gain on settlement of fair vlue hedge, and an $89 thousand increase in gains on the sale of SBA loans. Noninterest expense was $1.4 million higher for the year ended December 31, 2025 when compared to the same period in 2024, due primarily to a $677 thousand increase in salaries and benefits and a $417 thousand combined increase in occupancy and furniture and equipment costs. The Bank’s FDIC assessment expense increased by $187 thousand due to higher FDIC assessment rates and deposit mix. Other real estate owned expenses increased by $101 thousand due to the foreclosure of three properties in 2025.

Total assets increased to $872.0 million at December 31, 2025 from $844.6 million at December 31, 2024. Loans, net of the allowance for credit losses, increased to $633.1 million at December 31, 2025 from $583.0 million at December 31, 2024. Investments in debt securities decreased to $139.8 million at December 31, 2025 from $146.2 million at December 31, 2024. Deposits decreased to $720.5 million at December 31, 2025 from $758.8 million at December 31, 2024, largely due to a decrease in brokered CDs of $88.3 million. Federal Home Loan Bank advances and other long-term debt increased by $58.4 million to $74.7 million as of December 31, 2025, up from $16.3 million at December 31, 2024. The increase was primarily due to the Company utilizing Federal Home Loan Bank advances to repay $57.7 million of maturing brokered CDs. Additionally, the Company issued $12.5 million in subordinated debt during September 2025. The proceeds were used to repay the Company’s maturing term loan of approximately $10 million as well to add an interest reserve and increase the Bank’s capital. The Company’s tangible equity was $57.6 million at December 31, 2025 compared to $49.2 million at December 31, 2024.

The book value of the Company’s common stock increased to $20.02 per share at December 31, 2025 from $17.77 per share at December 31, 2024. Book value per share at December 31, 2025 was reflective of the $12.7 million unrealized loss, net of income taxes, on the Bank’s available for sale (“AFS”) securities portfolio as a result of the rise in interest rates since the time of purchase. Changes in the market value of the AFS securities portfolio, net of income taxes, are reflected in the Company’s equity, but are not included in the income statement. Management does not believe there is any indication of credit deterioration in any of the bonds and we do not intend to sell any of these securities, so no actual losses are anticipated. The securities portfolio is comprised of 62% government agency mortgage-backed securities which are fully guaranteed, 20% investment grade non-agency mortgage-backed securities, 14% investment grade corporate and municipal bonds, and 4% subordinated debt of other community banks. Unrealized gains and losses do not impact regulatory capital because the Bank elected many years ago to not include in the calculation of regulatory capital changes in the market value of the AFS securities portfolio regardless of whether they are positive or negative.

Gary A. Harris, President and CEO, commented “In 2025, we achieved a 35% increase in net income which was accomplished by growing our loan portfolio and reducing our funding costs. Our loan portfolio, net of allowance for credit losses, grew to $633 million, which is an increase of $50 million, or 9%, over last year’s balance. The yield on loans improved to 5.84% as existing loans in our portfolio repriced over the past year. This, along with lower cost of funds, has resulted in our net interest rate yield rising to 3.01% for the year. Our asset quality remains strong with zero non-accrual loans as of December 31, 2025. We look forward to building on a successful year as we continue to capitalize on our strategic investments in technology and people.

About the Company

The Company is a financial holding company and the parent company of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, Route 26, and Route 45 corridors. The main office is located in Upperco, Maryland, with eight additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, Eldersburg, and Towson. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s OTCID Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries
Consolidated Balance Sheets
Dollars in thousands except share data
(Unaudited)

	December 31,	December 31,
	2025	2024

Assets

Cash and due from banks	$46,113	$63,962
Federal funds sold and other interest-bearing deposits	566	697
Cash and cash equivalents	46,679	64,659
Certificates of deposit in other banks	100	100
Securities available for sale, at fair value	118,730	125,713
Securities held to maturity, at amortized cost less allowance for credit losses of $79 and $60	21,055	20,499
Equity security, at fair value	550	518
Restricted stock, at cost	3,693	921
Mortgage loans held for sale	714	157
Loans, less allowance for credit losses of $4,361 and $4,260	633,144	582,993
Premises and equipment, net	7,141	7,349
Accrued interest receivable	2,535	2,439
Deferred income taxes, net	6,277	7,606
Other real estate owned, net	1,673	1,176
Bank owned life insurance	15,353	15,324
Goodwill and other intangibles, net	7,018	7,026
Other assets	7,296	8,163
Total Assets	$871,958	$844,643

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$117,098	$107,197
Interest-bearing	603,361	651,609
Total deposits	720,459	758,806
Securities sold under repurchase agreements	4,317	5,564
Federal Home Loan Bank of Atlanta advances	62,700	5,000
Long-term debt, net of unamortized issuance costs	12,036	11,329
Accrued interest payable	1,278	1,003
Other liabilities	6,508	6,669
Total liabilities	807,298	788,371

Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,229,795 shares in 2025 and 3,166,653 shares in 2024	32	32
Additional paid-in capital	32,148	31,136
Retained earnings	45,210	41,613
Accumulated other comprehensive loss	(12,730)	(16,509)
Total Stockholders' equity	64,660	56,272
Total liabilities and stockholders' equity	$871,958	$844,643

Farmers and Merchants Bancshares, Inc. and Subsidiaries
Consolidated Statements of Income
Dollars in thousands except per share data
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Interest income
Loans, including fees	$9,490	$8,317	$36,062	$30,338
Investment securities - taxable	978	1,469	4,169	6,263
Investment securities - tax exempt	156	143	623	559
Federal funds sold and other interest earning assets	592	342	1,501	1,203
Total interest income	11,216	10,271	42,355	38,363

Interest expense
Deposits	3,795	4,275	16,460	14,519
Securities sold under repurchase agreements	17	16	59	65
Federal Home Loan Bank advances	596	14	847	123
Federal Reserve Bank advances	-	402	-	2,313
Long-term debt	257	120	599	507
Total interest expense	4,665	4,827	17,965	17,527
Net interest income	6,551	5,444	24,390	20,836

Provision for credit losses	103	150	698	150

Net interest income after provision for credit losses	6,448	5,294	23,692	20,686

Noninterest income
Service charges on deposit accounts	166	189	693	810
Mortgage banking income	6	41	157	108
Bank owned life insurance income	108	106	424	394
Gain (loss) on sale of debt securities	-	19	-	(13)
Fair value adjustment of equity security	1	(18)	17	(4)
Gain on settlement of fair value hedge	-	-	94	-
Loss on sale of premises and equipment	-	-	-	(5)
Gain on sale of SBA loans	89	-	89	-
(Loss)/Gain on insurance proceeds, net	(20)	-	53	142
Other fees and commissions	106	86	449	320
Total noninterest income	456	423	1,976	1,752

Noninterest expense
Salaries	2,142	2,006	8,718	7,854
Employee benefits	514	590	2,000	2,187
Occupancy	279	271	1,169	1,070
Furniture and equipment	426	396	1,611	1,293
Professional services	173	335	738	865
Automated teller machine and debit card expenses	253	174	660	648
Federal Deposit Insurance Corporation premiums	112	109	578	391
Postage, delivery, and armored carrier	66	77	270	294
Advertising	56	48	249	228
Other real estate owned expense, net	119	59	177	76
Other	518	557	2,125	2,023
Total noninterest expense	4,658	4,622	18,295	16,929

Income before income taxes	2,246	1,095	7,373	5,509
Income taxes	549	238	1,607	1,231
Net income	$1,697	$857	$5,766	$4,278

Earnings per common share - basic	$0.53	$0.27	$1.81	$1.37
Earnings per common share - diluted	$0.53	$0.27	$1.81	$1.37

Farmers and Merchants Bancshares, Inc.
Selected Consolidated Financial Data
(Unaudited)
Dollars in thousands except per share data

	As of or for the Years Ended December 31,
	2025	2024	2023

OPERATING DATA

Interest income	$42,355	$38,363	$31,323
Interest expense	17,965	17,527	9,907
Net interest income	24,390	20,836	21,416
Provision for (recovery of) credit losses	698	150	(570)
Net interest income after provision for credit losses	23,692	20,686	21,986
Noninterest income	1,976	1,752	1,591
Noninterest expense	18,295	16,929	15,142
Income before income taxes	7,373	5,509	8,435
Income taxes	1,607	1,231	2,017
Net income	$5,766	$4,278	$6,418

PER SHARE DATA

Net income (Basic and diluted)	$1.81	$1.37	$2.08
Dividends	$0.68	$0.67	$0.66
Book value	$20.02	$17.77	$16.74

KEY RATIOS

Return on average assets	0.68%	0.53%	0.86%
Return on average equity	9.57%	7.83%	13.08%
Efficiency ratio	69.39%	74.95%	65.81%
Dividend payout ratio	37.57%	48.91%	31.73%
Net yield on interest-earning assets	3.01%	2.68%	2.97%
Tier 1 capital leverage ratio	9.38%	9.12%	9.42%

AT PERIOD END

Total assets	$871,958	$844,643	$799,941
Gross loans	637,505	587,979	528,166
Cash and cash equivalents	46,679	64,659	44,690
Securities	139,785	146,211	184,248
Deposits	720,459	758,806	680,963
Long term debt, FRB and FHLB borrowings	74,736	11,329	57,973
Stockholders' equity	64,660	56,272	52,178

SELECTED AVERAGE BALANCES

Total assets	$846,190	$810,043	$745,479
Gross loans	617,249	557,862	528,910
Cash and cash equivalents	34,139	27,564	18,497
Securities	164,300	177,743	182,160
Deposits	740,792	672,493	642,039
Long term debt, FRB and FHLB borrowings	33,346	72,287	48,041
Stockholders' equity	60,254	54,610	49,063

ASSET QUALITY

Nonperforming assets	$1,673	$1,580	$1,898

Nonperforming assets/total assets	0.19%	0.19%	0.24%

Allowance for credit losses/total loans	0.68%	0.72%	0.81%